EX-99.28(h)(23)

Amendment
to Transfer Agency Services Agreement
Between JNL Investors Series Trust and
Jackson National Asset Management, LLC

Amendment made as of this 24th day of November, 2010, by and between JNL Investors Series Trust, a Massachusetts business trust (the “Trust”), and Jackson National Asset Management, LLC, a Michigan limited liability company (“JNAM”).

Witnesseth

Whereas, the Trust and JNAM entered into a Transfer Agency Agreement (“Agreement”) dated November 1, 2005.

Whereas, the Trust is empowered to issue Shares of in separate Funds (“Fund”), each such Fund, pursuant to Section 18(f)(2) of the 1940 Act, being preferred over all other Funds in respect of the assets specifically allocated to such Funds.

Whereas, under the terms of the Agreement, JNAM renders the transfer agency and other services contemplated hereby with respect to each Fund of Shares and the owners of record thereof and JNAM is willing to render such services.

Whereas, the parties wish to amend the Agreement to remove the Exhibit A reference under Section 2 - Duties of JNAM, since this Exhibit A reference is no longer necessary.

Now Therefore, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the parties agree that the first paragraph under Section 2, Duties of JNAM, shall read as follows:

2.           Duties to JNAM.  JNAM will act as transfer agent with respect to each Series of Units, provide information in connection with the Trust’s preparation of various regulatory reports and prepare reports to the Trustees and management of the Trust.  In this connection, JNAM, subject to Section 3 below, shall perform the following services:

In Witness Whereof, the parties have caused this instrument to be executed as of the day and year first above written.

Attest:	JNL Investors Series Trust

/s/ Kristen K. Leeman	By: /s/ Susan S. Rhee
Name: Susan S. Rhee
Title: Vice President, Counsel, and Secretary

Attest:	Jackson National Asset Management, LLC

/s/ Kristen K. Leeman	By: /s/ Mark D. Nerud
Name: Mark D. Nerud
Title: President and CEO